Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$10,000,000.00	$307.00 (1)

(1)	The filing fee of $307.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $482,664.91 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $307.00 is offset against the registration fee due for this offering and of which $482,357.91 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2007–MTNDD137 Dated June 27, 2007

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$10,000,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Notes Based Upon a

Basket of Metals Due September 22, 2008

•

This pricing supplement relates to a series of notes based upon a basket of five metals—aluminum, copper, lead, nickel and zinc—and their respective 15-Month Forward Contract Prices and Cash Settlement Prices (as more fully described in this pricing supplement).

•

We refer to any one of aluminum, copper, lead, nickel and zinc as a metal, and together, the metals. We refer to any one of the Aluminum 15-Month Forward Contract Price, Copper 15-Month Forward Contract Price, Lead 15-Month Forward Contract Price, Nickel 15-Month Forward Contract Price and Zinc 15-Month Forward Contract Price as a Metal 15-Month Forward Contract Price, and together, the Metal 15-Month Forward Contract Prices. We refer to any of the Aluminum Cash Settlement Price, Copper Cash Settlement Price, Lead Cash Settlement Price, Nickel Cash Settlement Price and Zinc Cash Settlement Price as a Metal Cash Settlement Price, and together, the Metal Cash Settlement Prices.

•

The notes bear interest at the rate of 4.49% per annum. Interest on the notes is payable quarterly on the 22nd of each March, June, September and December, beginning on September 22, 2007 and ending on the maturity date.

•

The notes will mature on September 22, 2008. At maturity you will receive an amount in cash equal to the product of (a) the principal amount of notes held at maturity and (b) the basket price return, expressed as a percentage (as more fully described in this pricing supplement), plus any accrued and unpaid interest.

•	The notes are not principal-protected. At maturity you could receive an amount less than your initial investment in the notes.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the Notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	US$	1,000.00	US$	10,000,000
Agent’s Discount	US$	0.00	US$	0.00
Proceeds to Citigroup Funding Inc.	US$	1,000.00	US$	10,000,000

We expect that delivery of the notes will be made against payment therefor on or about July 9, 2007. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next three business days will be required to specify an alternative cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the cash settlement prices of the metals, and other events that are difficult to predict and beyond our control.

You Will Lose a Portion of Your Investment, and Could Lose Your Entire Investment, If the Weighted Average of the Metal Cash Settlement Prices is Less than the Weighted Average of the 15-Month Forward Contract Prices

The amount of the maturity payment will depend on the basket price return, which is based on the metal price return for each of the five metals, which in turn is determined by the LME cash settlement price of the metal on the valuation date relative to the closing price of that metal’s LME 15-month forward contract on the pricing date. If the weighted average of the metal cash settlement prices on the valuation date is less than the weighted average of the 15-month forward contract prices on the pricing date, the principal amount you receive at maturity will be less than the amount initially invested in the notes. This will be true even if the weighted average of the metal cash settlement prices is greater than or equal to the weighted average of the 15-month forward contract prices on the pricing date at one or more times during the term of the notes, but the weighted average of the metal cash settlement prices on the valuation date is less than the weighted average of the 15-month forward contract prices on the pricing date.

The Use of a Return on a Basket of Commodities Instead of a Single Commodity Return May Lower the Return on Your Investment

Because the basket price return will be based on the sum of the metal price returns for each of the five metals, a significant increase in the value of one metal cash settlement price may be substantially or entirely offset by a decrease in one or more of the other metal cash settlement prices over the term of the notes.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

From and including July 9, 2007, the notes bear interest at the rate of 4.49% per annum, and will pay a maturity payment equal to the basket price return multiplied by the principal amount of notes you hold at maturity. As a result, if the basket price return is equal to or less than 101.05%, your yield to maturity will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

Metal Cash Settlement Prices Are Highly Volatile and Affected by Many Complex Factors

Metal cash settlement prices are highly volatile and are affected by numerous factors in addition to economic activity. These include global or regional financial, regulatory, judicial or political events, labor activity and supply disruptions in major producing or consuming regions such as Latin America, the United States and Africa. Such events tend to affect metal cash settlement prices worldwide, regardless of the location of the event. It is not possible to predict the aggregate effect of all or any combination of these factors on metal cash settlement prices. If these factors result in a decrease in metal cash settlement prices, it may reduce the amount of the maturity payment and/or the value of the notes in the secondary market.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the applicable metal cash settlement prices and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Metal Cash Settlement Price. We expect that the market value of the notes at any time will depend on the September 2008 forward prices at such time for each of the five metals. If you choose to sell your notes when the weighted average of the September 2008 forward prices is less than the weighted average of the September 2008 forward prices at the pricing date (the 15-month forward prices on pricing date), you may receive substantially less than the principal amount of your notes.

The metal cash settlement prices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets on which the relevant metal is traded. These factors are described in more detail in “—Metal Cash Settlement Prices Are Highly Volatile and Affected by Many Complex Factors” above.

Volatility of the Metal Cash Settlement Price. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of any or all of the metal cash settlement prices during the term of the notes change, the market value of the notes may change.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps or futures, based upon the metal cash settlement prices. This hedging activity could affect the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Citigroup Funding and Citigroup Inc.’s Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the metal cash settlement prices.

The Historical Performance of the Cash Settlement Price of a Metal Is Not an Indication of the Future Performance of Cash Settlement Price of that Metal

The historical performance of the cash settlement price of each metal, which is included in this pricing supplement, should not be taken as an indication of the future performance of that metal’s cash settlement prices during the term of the notes or on the valuation date. Changes in the relevant metal’s cash settlement price will affect the trading price of the notes and the amount of the maturity payment, but it is impossible to predict whether the metal’s cash settlement price will rise or fall.

You Will Not Have Any Rights with Respect to any Metal

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any metal as a result of your holding the notes. The notes are debt securities issued by Citigroup Funding, not an interest in any metal or a futures contract or commodity option based on the price of any metal.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citibank, N.A. Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citibank, N.A., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citibank, N.A.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the notes may affect the U.S. tax consequences of an investment in the notes, including for non-U.S. investors.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered Notes set forth in the accompanying prospectus and prospectus supplement.

General

The Notes Based Upon a Basket of Metals Due September 22, 2008 (the “Notes”) are commodity-linked securities issued by Citigroup Funding that have a maturity of approximately fifteen months. The Notes pay an amount at maturity that will depend on the Allocation Percentage given to each Metal as well as the ratio between the Metal Cash Settlement Price on the Valuation Date and the 15-Month Forward Contract Price on the Pricing Date for each of the five Metals. If the weighted average of the Metal Cash Settlement Prices on the Valuation Date is less than the weighted average of the 15-Month Forward Contract Prices on the Pricing Date, the Basket Price Return will be less than 100% and thus the amount you receive at maturity will be less than your initial investment in the Notes and could be zero.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus and any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of the Notes issued will be $10,000,000 (10,000 Notes). The Notes will mature on September 22, 2008, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Payment at Maturity

At maturity, you will receive an amount in cash equal to the product of (a) the principal amount of Notes you then hold and (b) the Basket Price Return (which may be greater than, less than or equal to 100%), plus any accrued and unpaid interest. If the Basket Price Return is less than 100%, the amount you receive at maturity will be less than your initial investment in the Notes and could be zero. If the Basket Price Return is equal to 100%, the amount you receive at maturity will be equal to your initial investment in the Notes. If the Basket Price Return is greater than 100%, the amount you receive at maturity will be greater than your initial investment in the Notes.

Interest

Interest on the Notes, if any, will be payable quarterly on the 22nd of each March, June, September and December, beginning on September 22, 2007 and ending on September 22, 2008. We refer to each of these dates as an Interest Payment Date.

The Notes will bear interest at a fixed rate equal to 4.49% per annum, from and including July 9, 2007 to but excluding September 22, 2008. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or London, England are authorized or obligated by law or executive order to close.

Basket Price Return

The amount you receive at maturity will be based on the weighted average of the ratios between the Metal Cash Settlement Price on the Valuation Date and the 15-Month Forward Contract Price on the Pricing Date for each of the five Metals. At maturity, you will receive an amount in cash equal to the product of (a) the principal amount of Notes you then hold and (b) the Basket Price Return (which may be greater than, less than or equal to 100%), plus any accrued and unpaid interest. The Basket Price Return will equal the sum of the Metal Price Returns of each of the five Metals, expressed as a percentage.

The “Metal Price Return” for each Metal will equal the following fraction, expressed as a percentage:

Metal Cash Settlement Price	x the Applicable Allocation Percentage
15-Month Forward Contract Price

The “15-Month Forward Contract Price” will equal the closing price of the applicable Metal’s LME 15-month forward contract, stated in U.S. dollars, on the Pricing Date, as quoted on the relevant Reuters page specified below. The 15-Month Forward Contract Price for each Metal is:

Metal	Closing Price of Metal’s 15-Month Forward Contract Price
Aluminum	$2,695.50
Copper	$6,810.00
Lead	$2,415.00
Nickel	$33,980.00
Zinc	$3,064.00

The relevant Reuters page quoting the 15-Month Forward Contract Price on the Pricing Date is:

15-Month Forward Contract Code	Metal	Reuters Page
SEP08	Aluminum	MAL/CLS1
SEP08	Copper	MCU/CLS1
SEP08	Lead	MPB/CLS1
SEP08	Nickel	MNI/CLS1
SEP08	Zinc	MZN/CLS1

The “Metal Cash Settlement Price” will equal the LME cash settlement price, stated in U.S. dollars, of the applicable Metal on the Valuation Date, as quoted on the relevant Reuters page specified below or any successor page. The relevant Reuters page quoting the LME cash settlement price of each Metal is:

Metal	Reuters Page
Aluminum	SETTMAL01
Copper	SETTMCU01

Lead	SETTMPB01
Nickel	SETTMNI01
Zinc	SETTMZN01

The Allocation Percentage applicable to each Metal is:

Metal	Allocation Percentage
Aluminum	10%
Copper	50%
Lead	10%
Nickel	10%
Zinc	20%

The “Pricing Date” means June 27, 2007, the date of this pricing supplement.

The “Valuation Date” will be the fifth Business Day before the maturity date.

If the LME cash settlement price of a Metal on the Valuation Date is not reported on the relevant Reuters page or any successor page but is otherwise published by the London Metal Exchange Ltd., the Cash Settlement Price for that Metal on the Valuation Date will be determined by reference to the cash settlement price of that Metal published by the London Metal Exchange Ltd. on such date. If the LME cash settlement price of a Metal is unavailable on the Valuation Date because of a Market Disruption Event or otherwise, the Cash Settlement Price of that Metal on the Valuation Date, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the cash settlement prices of that Metal on the Valuation Date obtained from as many dealers in the relevant Metal (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such price available to the calculation agent. The determination of the Cash Settlement Price of the relevant Metal by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to three consecutive Business Days on which a Market Disruption Event is occurring, but not past the Business Day prior to maturity.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) any Metal or (b) any options or futures contracts, or any options on such futures contracts relating to a Metal on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of any series of Notes or on any Interest Payment Date, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date or relevant Interest Payment Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citibank, N.A. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE CASH SETTLEMENT PRICES OF THE METALS

General

The Metal Price Return for each Metal will be determined by reference to the cash settlement price set by the London Metal Exchange (“LME”). We have derived all information regarding the method by which the LME arrives at each cash settlement price from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information.

The LME cash settlement price for each Metal is set during the second “ring” or round of trading at the LME. The second ring commences at 12:30 p.m. London, England time, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present there are 11 “ring dealers.” The LME cash settlement price for each of the Metals is determined at the end of the five-minute ring relating to that Metal in the second ring session of the day. The LME cash settlement price is the last cash offer price quoted for the applicable Metal at the end of the second ring session.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of any LME cash settlement price to track general market performance of that Metal’s price. The LME has no relationship to Citigroup Funding and the LME cash settlement prices are determined without regard to any of Citigroup Funding or the Notes. The LME has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining the LME cash settlement prices. The LME is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Aluminum Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of aluminum, as reported by Reuters. These historical data on the cash settlement price of aluminum are not indicative of the future performance of the cash settlement price of aluminum or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of aluminum during any period set forth below is not an indication that the cash settlement price of aluminum is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	1438.00	US$	1313.00
Second		1398.00		1318.00
Third		1370.00		1279.00
Fourth		1399.00		1275.50
2003
Quarter
First		1459.00		1340.50
Second		1440.50		1314.50
Third		1505.00		1378.00
Fourth		1592.50		1415.00
2004
Quarter
First		1754.00		1578.50
Second		1826.00		1575.00
Third		1812.00		1647.00
Fourth		1964.00		1748.00
2005
Quarter
First		2031.50		1809.00
Second		1991.00		1694.00
Third		1909.00		1675.00
Fourth		2289.00		1831.00
2006
Quarter
First		2634.00		2267.00
Second		3275.00		2397.50
Third		2614.00		2367.50
Fourth		2886.00		2480.00
2007
Quarter
First		2953.00		2682.00
Second (through June 27)		2871.00		2626.00

The LME cash settlement price of aluminum on June 27, 2007, as reported on Reuters page SETTMAL01, was $2,631.00.

Historical Data on the Copper Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of copper, as reported by Reuters. These historical data on the cash settlement price of copper are not indicative of the future performance of the cash settlement price of copper or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of copper during any period set forth below is not an indication that the cash settlement price of copper is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	1650.50	US$	1421.00
Second		1689.50		1551.00
Third		1667.50		1434.50
Fourth		1649.50		1429.00
2003
Quarter
First		1728.00		1544.50
Second		1711.50		1564.00
Third		1824.50		1638.00
Fourth		2321.00		1790.50
2004
Quarter
First		3105.50		2337.00
Second		3170.00		2554.00
Third		3066.00		2700.00
Fourth		3287.00		2835.00
2005
Quarter
First		3424.50		3072.00
Second		3670.00		3113.00
Third		3978.00		3444.00
Fourth		4650.00		3905.00
2006
Quarter
First		5527.50		4537.00
Second		8788.00		5561.00
Third		8233.00		7230.00
Fourth		7740.00		6290.00
2007
Quarter
First		6940.00		5225.50
Second (through June 27)		8225.00		6916.00

The LME cash settlement price of copper, on June 27, 2007, as reported on Reuters page SETTMCU01, was $7,360.00.

Historical Data on the Lead Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of lead, as reported by Reuters. These historical data on the cash settlement price of lead are not indicative of the future performance of the cash settlement price of lead or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of lead during any period set forth below is not an indication that the cash settlement price of lead is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	538.00	US$	469.00
Second		483.00		434.00
Third		458.00		404.50
Fourth		476.00		402.50
2003
Quarter
First		486.00		428.00
Second		484.50		429.00
Third		542.50		469.50
Fourth		739.50		551.00
2004
Quarter
First		975.00		730.00
Second		925.00		696.50
Third		1039.00		873.50
Fourth		1056.00		873.00
2005
Quarter
First		1033.50		912.00
Second		1020.00		927.00
Third		1015.00		824.00
Fourth		1155.50		970.00
2006
Quarter
First		1448.00		1101.00
Second		1316.00		914.50
Third		1425.00		975.50
Fourth		1809.00		1411.00
2007
Quarter
First		2000.00		1575.00
Second (through June 27)		2530.00		1936.00

The LME cash settlement price of lead, on June 27, 2007, as reported on Reuters page SETTMPB01, was $2,519.00.

Historical Data on the Nickel Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of nickel, as reported by Reuters. These historical data on the cash settlement price of nickel are not indicative of the future performance of the cash settlement price of nickel or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of nickel during any period set forth below is not an indication that the cash settlement price of nickel is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	6860.00	US$	5625.00
Second		7440.00		6495.00
Third		7725.00		6305.00
Fourth		7565.00		6445.00
2003
Quarter
First		9105.00		7210.00
Second		9550.00		7710.00
Third		10325.00		8330.00
Fourth		16670.00		10250.00
2004
Quarter
First		17770.00		12200.00
Second		15330.00		10530.00
Third		159800.00		12050.00
Fourth		16595.00		12685.00
2005
Quarter
First		16565.00		14035.00
Second		17750.00		14520.00
Third		15600.00		13410.00
Fourth		14120.00		11500.00
2006
Quarter
First		15340.00		13505.00
Second		23100.00		15600.00
Third		34750.00		22690.00
Fourth		35455.00		29995.00
2007
Quarter
First		50345.00		32900.00
Second (through June 27)		54200.00		36800.00

The LME cash settlement price of nickel, on June 27, 2007, as reported on Reuters page SETTMNI01 was $36,800.00.

Historical Data on the Zinc Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of zinc, as reported by Reuters. These historical data on the cash settlement price of zinc are not indicative of the future performance of the cash settlement price of zinc or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of zinc during any period set forth below is not an indication that the cash settlement price of zinc is more or less likely to increase or decrease at any time during the term of the Notes.

	High		Low
2002
Quarter
First	US$	842.50	US$	759.00
Second		829.00		745.50
Third		829.00		725.50
Fourth		823.50		737.50
2003
Quarter
First		810.50		755.00
Second		809.00		741.00
Third		863.00		781.00
Fourth		1008.00		834.00
2004
Quarter
First		1155.50		1002.00
Second		1125.00		967.00
Third		1023.00		943.00
Fourth		1270.00		1004.50
2005
Quarter
First		1430.00		1197.50
Second		1365.50		1216.00
Third		1439.00		1165.00
Fourth		1915.00		1405.00
2006
Quarter
First		2690.50		1912.00
Second		3990.00		2710.00
Third		3671.50		3125.50
Fourth		4619.50		3369.50
2007
Quarter
First		4331.00		3050.00
Second (through June 27)		4120.00		3205.50

The LME cash settlement price of zinc, on June 27, 2007, as reported on Reuters page SETTMZN01, was $3,320.00.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward purchase contract to purchase the basket of Metals at maturity, under the terms of which contract (a) at the time of issuance of the Notes the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Notes to assure the fulfillment of the holder’s purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Funding will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the Notes as compensation to the holder for Citigroup Funding’s use of such cash deposit during the term of the Notes and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward purchase contract and Citigroup Funding will deliver to the holder the cash value of the basket of Metals that the holder is entitled to receive at that time pursuant to the terms of the Notes. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of an Notes will be treated as allocable in their entirety to the amount of the cash deposit attributable to such Notes, and (ii) amounts denominated as interest that are payable with respect to the Notes will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder’s method of accounting.

Under the above characterization of the Notes, a holder’s tax basis in a Note generally will equal the holder’s cost for that Note. At maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the U.S. Holder’s tax basis in the Notes. Such capital gain will be long-term, if the U.S. Holder has held the Notes for more than one year at the time of disposition.

It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Notes, it is possible, for example, that the Notes could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

Backup Withholding and Information Reporting

A U.S. Holder of a Note may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Persons

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a non-resident alien individual or a foreign corporation. The interest payments received by a Non-U.S. Holder with respect to the Notes should not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such Non-U.S. Holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding or information reporting with respect to any payments on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

PLAN O F DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $10,000,000 principal amount of Notes (10,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets may offer some or all of the Notes directly to investors at the public offering price set forth on the cover of this pricing supplement and/or some or all of the Notes to certain dealers at that price less a concession not to exceed US$2.50 per Note.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part of all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement are true.

Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$10,000,000

Notes Based Upon a Basket of Metals

Due September 22, 2008

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

June 27, 2007

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)